Exhibit 99.1

Archrock Announces $50 Million Share Repurchase Authorization and Quarterly Cash Dividend

HOUSTON, April 28, 2023 – Archrock, Inc. (NYSE: AROC) (“Archrock” or the “Company”) today announced that its Board of Directors has authorized a new $50 million share repurchase program (“2023 Share Repurchase Program”).

The Board of Directors has also declared a quarterly dividend of $0.15 per share of common stock, or $0.60 per share on an annualized basis. The first quarter 2023 dividend will be paid on May 16, 2023 to all stockholders of record on May 9, 2023.

“With the rapid tightening in compression market fundamentals and our continued confidence in Archrock’s financial outlook, we are accelerating our plan to increase shareholder returns and supplementing our compelling quarterly dividend with a share repurchase program,” said Brad Childers, Archrock’s President and Chief Executive Officer. “As the path to a leverage ratio of below 4.0 times this year becomes clearer, this authorization provides an additional capital allocation tool and the flexibility to opportunistically act on any broader market dislocation. We believe Archrock is in an enviable position, with significant earnings power and cash flow growth forecasted ahead, and we remain committed to creating and returning value to shareholders.”

Under the 2023 Share Repurchase Program, shares of the Company’s common stock may be repurchased periodically, including in the open market, privately negotiated transactions, or otherwise in accordance with applicable federal securities laws, at any time until April 27, 2024. The actual timing, manner, number, and value of shares repurchased under the program will be determined by the Company at its discretion.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is the leading provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICATM, visit www.archrock.com.

Forward-Looking Statements

This press release contains forward-looking statements, which include statements about Archrock’s future financial performance and dividends, and repurchase of shares of the Company’s common stock pursuant to the 2023 Share Repurchase Program. These statements are not guarantees of future performance or actions. Forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Archrock expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in Archrock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and as set forth from time to time in Archrock’s filings with the Securities and Exchange Commission. These filings are available online at www.sec.gov and www.archrock.com.

For information, contact:

Megan Repine

Vice President, Investor Relations

(281) 836-8360

investor.relations@archrock.com

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